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                                                                    EXHIBIT 23.2

                           [BEHRE DOLBEAR LETTERHEAD]


                                                                    May 28, 2002


Stillwater Mining Company
536 E. Pike Avenue
Columbus, MT 59019

Gentlemen:

     We hereby authorize the reference to Behre Dolbear & Company, Inc. ("Behre Dolbear"), and the various reports prepared by Behre Dolbear, including the Mineral Inventory of Stillwater Mining Company as of January 1, 2002, to be filed with the United States Securities and Exchange Commission.

     We also confirm that we have read the description of the Stillwater Mining Company ore reserves as contained in these filings, including the Registration Statement on Form S-3, as amended (File No. 333-75404), and have no reason to believe that there is any misrepresentation in the information contained therein that is derived from our reports or known to us as a result of services we performed in connection with the preparation of such report.

Sincerely,

BEHRE DOLBEAR & COMPANY, INC.


/s/ BERNARD J. GUARNERA
--------------------------------------
Bernard J. Guarnera
President, Chief Executive Officer and
Chief Operating Officer

BJG/tfr